Exhibit 99.1

Lumentum Holdings Inc. Announces Pricing of $400 Million Convertible Notes Offering

MILPITAS, Calif., March 3, 2017 – Lumentum Holdings Inc. (“Lumentum”) (NASDAQ: LITE) today announced the pricing of $400 million aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the offering was increased from the previously announced $350 million in aggregate principal amount. Lumentum granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million aggregate principal amount of the notes, solely to cover over-allotments, if any. The sale of the notes to the initial purchasers is expected to settle on March 8, 2017, subject to customary closing conditions, and is expected to result in approximately $393.3 million in net proceeds to Lumentum after deducting the initial purchasers’ discount and estimated offering expenses payable by Lumentum (assuming no exercise of the initial purchasers’ option).

The notes will be senior, unsecured obligations of Lumentum. The notes will bear interest at a rate of 0.250% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017. The notes will mature on March 15, 2024, unless earlier repurchased or converted.

Lumentum intends to use the net proceeds of the offering for general corporate purposes, which may include capital expenditures, including manufacturing capacity expansion, and working capital.

The initial conversion rate for the notes is 16.4965 shares of Lumentum common stock (“common stock”) per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $60.62 per share) and is subject to adjustment upon the occurrence of certain events. Prior to the close of business on the business day immediately preceding December 15, 2023, the notes will be convertible at the option of the noteholders upon satisfaction of specified conditions and during certain periods. Thereafter, until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of common stock or a combination of cash and shares of common stock, with the form of consideration at Lumentum’s election. However, the notes will not be convertible into Lumentum’s common stock, and Lumentum will satisfy its conversion obligation solely in cash, until such time as Lumentum satisfies certain restrictions contained in the indenture for the notes. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of Lumentum’s common stock on March 2, 2017 of $45.75 per share.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Lumentum’s financing plans, Lumentum’s ability to complete the offering, the expected closing date of the offering and Lumentum’s intended use of the net proceeds of the offering. Forward looking statements may also be identified by the use of the words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. These forward looking statements are based on estimates and assumptions by Lumentum’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by Lumentum’s forward-looking statements as a result of various important factors, including, but not limited to, the terms of the notes and the offering, the risks and uncertainties related to whether or not Lumentum will consummate the offering, and the impact of general economic, industry, market or political conditions. In addition, all forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2016 and the risks discussed in our other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof, except as required by applicable law.

Press:

Greg Kaufman

(408) 546-4235

media@lumentum.com

Investors:

Chris Coldren

(408) 404-0606

investor.relations@lumentum.com